UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2021

ZIOPHARM Oncology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33038	84-1475642
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One First Avenue, Parris Building 34, Navy Yard Plaza Boston, Massachusetts	02129
(Address of principal executive offices)	(Zip Code)

(617) 259-1970

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ZIOP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement.

Loan and Security Agreement

On August 6, 2021 (the “Closing Date”), Ziopharm Oncology, Inc. (the “Company”), as borrower, entered into a Loan and Security Agreement (the “Loan and Security Agreement”) by and among the Company, the lenders party thereto (the “Lenders”) and Silicon Valley Bank, as administrative agent and collateral agent.

Amount. The Loan and Security Agreement provides for term loans in an aggregate principal amount of up to $50.0 million to be delivered in two tranches (the “Term Loans”). The tranches consist of (i) a term loan advance (the “Term A Tranche”) to the Company in an aggregate principal amount of $25.0 million, on the loan closing date and (ii) subject to the achievement of certain performance milestones and the receipt of $100.0 million of net cash proceeds prior to August 31, 2022 from new equity capital, unsecured convertible debt, subordinated debt or partnership arrangements, a right of the Company to request that the Lenders make an additional term loan advance (the “Term B Tranche”) to the Company in an aggregate principal amount of $25.0 million with an expiration date of August 31, 2022. On the Closing Date, the Term A Tranche was funded. The Company intends to use the proceeds of the Term Loans for working capital and other general corporate purposes.

Maturity. The Term A Tranche matures on March 1, 2023; provided, that if the Company raises at least $50,000,000 from new equity capital, unsecured convertible debt, subordinated debt or partnership arrangements (the “Equity Milestone”) on or prior to March 31, 2022, then both the Term A Tranche and any Term B Tranche will mature on August 1, 2025 (in each case, the “Maturity Date”).

Interest Rate and Amortization. The principal balance of the Term Loans bears interest at an annual rate equal to the greater of (a) the sum of 4.50% and the prime rate as reported in The Wall Street Journal and (b) 7.75%. Borrowings under the Loan and Security Agreement are repayable in monthly interest-only payments through March 31, 2022 (which may be extended to August 31, 2022 if the Company achieves the Equity Milestone on or prior to March 31, 2022, and may be further extended to August 31, 2023 if the Term B Tranche is funded on or prior to August 31, 2022). After the interest-only payment period, borrowings under the Loan and Security Agreement are repayable in equal monthly payments of principal and accrued interest until the Maturity Date.

Final Payment. The Company will pay 5.75% of the advanced amount, due upon the earliest of the Maturity Date, the acceleration of the Term Loans and any prepayment of the Term Loans as set forth below (the “Final Payment”).

Prepayment Fee. The Company may, at its option at any time, make up to two prepayments of the Term Loans, each in a minimum amount of $5.0 million, plus accrued and unpaid interest, subject to a prepayment premium equal to (i) 3.0% of the principal amount being prepaid if the prepayment occurs on or prior to the first anniversary of the Closing Date, (ii) 2.0% of the principal amount being prepaid if the prepayment occurs after the first anniversary of the Closing Date, but on or prior to the second anniversary of the Closing Date, and (iii) 1.0% of the principal amount being prepaid at any time thereafter but prior to the Maturity Date. Any such prepayment must be accompanied by a payment of the pro-rata portion of the Final Payment due in connection with the Term Loans being prepaid.

Security. The Company’s obligations are secured by a first lien on substantially all assets of the Company other than the Company’s intellectual property, with a negative pledge on the Company’s intellectual property.

Covenants; Representations and Warranties; Other Provisions. The Loan and Security Agreement contains customary representations, warranties and covenants, including covenants limiting the ability of the Company to, among other things: incur additional indebtedness; incur additional liens (including a negative pledge on intellectual property); engage in mergers, acquisitions and consolidations; conduct asset sales; make investments and loans; engage in certain corporate changes; transact with affiliates; declare dividends and make other distributions; and make payments on certain other indebtedness. The Loan and Security Agreement also contains customary affirmative covenants requiring the Company to, among other things, deliver certain financial reports to the Lenders, maintain compliance with applicable laws and regulations, maintain customary insurance policies and maintain the Company’s primary banking operations with Silicon Valley Bank. The Company is required to cash collateralize half of the outstanding principal amount of the Term Loans if the Company does not achieve the Equity Milestone on or prior to December 31, 2021.

Default Provisions. The Loan and Security Agreement provides for events of default customary for term loan facilities of this type, including but not limited to non-payment, breaches or defaults in the performance of covenants or representations and warranties, bankruptcy and other insolvency events with respect to the Company or any of its subsidiaries, the occurrence of a material adverse change as defined in the Loan and Security Agreement, cross-defaults with certain other material indebtedness, material judgments and attachments and delisting of the Company’s shares from The Nasdaq Stock Market. After the occurrence of an event of default, the Lenders may (i) accelerate payment of all obligations, impose an increased rate of interest, and terminate the their commitments under the Loan and Security Agreement, (ii) sign and file in Company’s name any notices, assignment or agreements necessary to perfect their security interest in the Company’s assets, or (iii) notify any of Company’s account debtors to make payment directly to Lenders.

The foregoing description of the Loan and Security Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan and Security Agreement, a copy of which, subject to any applicable confidential treatment, will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2021.

Warrants

In connection with the entry into the Loan and Security Agreement, the Company has issued to the Lenders warrants (the “Warrants”) to purchase shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), equal to up to 0.40% of fully diluted ownership of the Company on the Closing Date, at an exercise price per share equal to the lower of the trailing 10-day average share price prior to the Closing Date or the share price on the day immediately prior to the Closing Date, and a term of ten years.

The issuance of the Warrants by the Company to the Lenders and the issuance of the shares of Common Stock issuable upon exercise of the Warrants were and will be made in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D thereunder, because the offer and sale of such securities does not involve a “public offering” as defined in Section 4(a)(2) of the Securities Act, and other applicable requirements are met.

The foregoing description of the Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Warrant, a copy of which, subject to any applicable confidential treatment, will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2021.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K regarding the Loan and Security Agreement is incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information provided in Item 1.01 of this Current Report on Form 8-K regarding the Warrants is incorporated by reference into this Item 3.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ziopharm Oncology, Inc.

Date. August 12, 2021	By:	/s/ Timothy Cunningham
Name: Timothy Cunningham
Title: Interim Chief Financial Officer